Exhibit 99.1

INDUCEMENT RESTRICTED STOCK UNIT GRANT NOTICE AND AGREEMENT

To: Hamid Erfanian (referred to herein as “Grantee” or “you”)

WHEREAS, Enzo Biochem, Inc. (the “Company”) desires to employ the Grantee as its Chief Executive Officer;

WHEREAS, in an Executive Employment Agreement dated October 14, 2021 (the “Employment Agreement”), the Company has agreed to grant the Grantee an inducement restricted stock unit (“RSU”) award for 260,000 shares of the common stock of the Company, par value $0.01 (“Common Stock”); and

WHEREAS, such RSUs will be granted on the terms and conditions set forth herein and the Grantee finds such terms and conditions to be acceptable.

NOW, THEREFORE, in consideration of the promises and of the services performed and to be performed by the Grantee, the Company is pleased to confirm that you have been granted RSUs, effective November 8, 2021 (the “Grant Date”), subject to the terms and conditions set forth herein. Except as specifically provided to the contrary under this Inducement Restricted Stock Unit Grant Notice and Agreement (this “Agreement”), this Award shall be construed and administered in accordance with the Enzo Biochem, Inc. 2011 Incentive Plan (the “Plan”), the terms of which are hereby incorporated by reference. The Award subject to this Agreement shall not be charged against the Plan’s share reserve and is being granted outside of the Plan as an inducement award under pertinent New York Stock Exchange regulations.

1. Acceptance of Terms and Conditions. To be eligible to receive this Award, you must acknowledge and accept this Award within 75 days after the Grant Date in accordance with procedures established by the Company. By accepting this Agreement, you agree to be bound by the terms and conditions herein, the Plan and any and all conditions established by the Company in connection with Awards issued under the Plan, and you further acknowledge and agree that this Award does not confer any legal or equitable right (other than those rights constituting the Award itself) against the Company or any Subsidiary directly or indirectly, or give rise to any cause of action at law or in equity against the Company or any Subsidiary. If you do not accept this Award in accordance with the procedures outlined in this Paragraph and within the 75-day period described above, the Award will be cancelled and forfeited. By accepting this Agreement, you also acknowledge that you are fluent in the English language and have reviewed and understand the terms and conditions of this Agreement and the Plan.

2. Grant of RSU Award. Subject to the restrictions, limitations, terms and conditions specified in the Plan and this Agreement, the Company has granted you as of the Grant Date RSUs for 260,000 shares of Common Stock. Except as provided in the Plan or the Employment Agreement, these RSUs will remain restricted until the end of each applicable vesting date set forth below (each, a “Vesting Date”). Prior to the delivery of the RSUs, the RSUs are not transferable by the Grantee by means of sale, assignment, exchange, pledge, or otherwise. For each of the below-stated Vesting Dates on which you continue to be employed by the Company or any of its Subsidiaries (collectively, the “Enzo Companies”), you will vest in the below-stated percentage of the total number of RSUs awarded in this Agreement, until you are 100% vested:

Vesting Date	Vested RSUs Awarded
November 8, 2022	86,666
November 8, 2023	86,667
November 8, 2024	86,667

3. Dividend Equivalents. Subject to the restrictions, limitations and conditions described in the Plan, dividend equivalents will accrue with respect to the RSUs granted hereunder at the same time and in the same amount as cash dividends are paid to owners of Common Stock. Interest will be credited on accrued dividend equivalents. Dividend equivalent balances will vest on the same Vesting Date as the associated RSUs, and will be distributed in cash within 30 days thereafter except as provided herein.

4. Distribution of the RSUs. Except as otherwise provided in the Plan or the Employment Agreement, upon each Vesting Date specified in Paragraph 2, shares of Common Stock equal to the vested RSUs will be distributed to you. However, no stock certificates will be issued with respect to any shares of Common Stock. Common Stock ownership shall be kept electronically in your name, or in your name and in the name of another person of legal age as joint tenants with right of survivorship, as applicable. You are personally responsible for the payment of all taxes related to distribution. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with the payment of Common Stock or any other payment to you or on your behalf or any other payment or vesting event under this Agreement, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the obligation of the Company to make any such delivery or payment that you make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld. Unless otherwise determined by the Committee, such withholding requirement shall be satisfied by retention by the Company of a portion of the Common Stock to be delivered to you. The Common Stock so retained shall be credited against such withholding requirement at the Fair Market Value (as defined in the Plan) of such Common Stock on the date the applicable benefit is to be included in your income. You may elect to have the Company withhold an additional amount up to the maximum statutory amount in accordance with Company procedures. In no event will the Fair Market Value of the Common Stock to be withheld and/or delivered pursuant to this Paragraph 4 to satisfy applicable withholding taxes exceed the maximum amount of taxes required to be withheld.

5. Termination of Employment and Change in Control.  Notwithstanding anything contained in this Agreement to the contrary, Sections 2.3 and 5 of the Employment Agreement shall apply to the RSUs.  Upon the occurrence of a “Change in Control,” Section 8 of the Plan shall apply to the RSUs to the extent determined by the Committee in its sole discretion and without any requirement that Grantee be treated consistently with participants under the Plan.

6. Forfeiture/Right of Offset. Notwithstanding anything contained in this Agreement to the contrary, if you engage in any activity inimical, contrary or harmful to the interests of the Company or any Subsidiary, including but not limited to any violations of the terms of the Employment Agreement or the Plan (collectively referred to as “wrongful conduct”), then (i) RSUs, to the extent they remain subject to restriction, shall terminate automatically, (ii) you shall return to the Company all shares of Common Stock that you have not disposed of that were delivered pursuant to this Agreement within a period of one year prior to the date of the commencement of such wrongful conduct, reduced by a number of shares equal to the quotient of (A) any taxes paid in countries other than the United States with respect to the vesting or delivery of the RSUs covering such shares that are not otherwise eligible for refund from the taxing authority divided by (B) the Fair Market Value of a share of Common Stock on the date of the return of such shares, and (iii) with respect to any shares of Common Stock that you have disposed of that were delivered pursuant to this Agreement within a period of one year prior to the date of the commencement of such wrongful conduct, you shall pay to the Company in cash any financial gain you received with respect to such shares. For purposes of this Paragraph 6 and Paragraph 16 below, financial gain shall equal the Fair Market Value of a share of Common Stock on the applicable RSU delivery date, multiplied by the number of shares of Common Stock delivered with respect to the RSUs on that date, reduced by any taxes paid in countries other than the United States with respect to such vesting and which taxes are not otherwise eligible for refund from the taxing authorities. By accepting this Agreement, you consent to and authorize the Company to deduct any amounts you owe to the Company under this Paragraph from any amounts payable by the Company to you for any reason. This right of set-off is in addition to any other remedies the Company may have against you for your breach of this Agreement. In addition, by accepting this Agreement, you consent to and authorize the Company to deduct any amounts you owe to the Company for any reason from any amounts payable by the Company to you under this Agreement.

The Grantee acknowledges and agrees that this Agreement and the Award described herein (and any settlement thereof) are also subject to the terms and conditions of Company’s clawback policy as may be in effect from time to time specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock may be traded) (the “Compensation Recovery Policy”), and that relevant sections of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.

Notwithstanding anything in this Agreement to the contrary, you shall not be restricted from: (i) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, you shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by you; or (ii) reporting possible violations of the laws of your country or of United States federal, state, or local law or regulation to any governmental agency or commission (each a “Government Agency”), filing a charge or complaint with the Equal Employment Opportunity Commission or any other Government Agency, participating in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, or making other disclosures that are protected under the whistleblower provisions of the laws of your country or of United States federal, state, or local law or regulation. In the event of (ii), you shall not need the prior authorization of the Company to make any such reports or disclosures, you shall not be required to notify the Company that you have made such reports or disclosures, and you acknowledge that you have waived your right to receive any monetary payment from the Company in connection with any such reports or disclosures or any ensuing charge or investigation.

You are hereby notified that under the Defend Trade Secrets Act: (i) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law or (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

7. Adjustments. This Award is subject to adjustment pursuant to Section 10(c) of the Plan.

8. Rights as a Stockholder. Except as provided in Paragraph 3 above (regarding dividend equivalents), you shall have no rights as a stockholder of the Company in respect of the RSUs, including the right to vote, until and unless the RSUs have vested and ownership of Common Stock issuable upon vesting of the RSUs has been transferred to you.

9. Public Offer Waiver. By voluntarily accepting this Award, you acknowledge and understand that your rights under the Plan are offered to you strictly as an employee of the Enzo Companies and that this Award of RSUs is not an offer of securities made to the general public.

10. Conformity with the Plan and Share Retention Requirements. This Award shall be construed and administered in accordance with the Plan, the terms of which are hereby incorporated by reference, including but not limited to the provisions with respect to the powers of the Committee to interpret this Award and adjust its terms. Except as specifically provided to the contrary under this Agreement, capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Plan. By your acceptance of this Agreement, you agree to be bound by all of the terms of this Agreement, the provisions of the Plan incorporated herein.

11. Interpretations. Any dispute, disagreement or question which arises under, or as a result of, or in any way relates to the interpretation, construction or application of the terms of this Agreement or the Plan will be determined and resolved by the Committee or its authorized delegate. Such determination or resolution by the Committee or its authorized delegate will be final, binding and conclusive for all purposes.

12. No Rights to Continued Employment. By voluntarily acknowledging and accepting this Award, you acknowledge and understand that this Award shall not form part of any contract of employment between you and any of the Enzo Companies. Nothing in the Agreement or the Plan confers on any Grantee any right to continue in the employ of the Enzo Companies or in any way affects the Enzo Companies’ right to terminate the Grantee’s employment without prior notice at any time or for any reason. You further acknowledge that this Award is for future services to the Enzo Companies and is not under any circumstances to be considered compensation for past services.

13. Consent to Transfer Personal Data. By accepting this Award, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this Paragraph and in accordance with the Company’s privacy policies. You are not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect your ability to participate in the Plan. The Company holds certain personal information about you, that may include your name, home address and telephone number, fax number, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport / visa information, age, language skills, driver’s license information, date of birth, birth certificate, social security number or other employee identification number, nationality, C.V. (or resume), wage history, employment references, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax related information, plan or benefit enrollment forms and elections, option or benefit statements, any shares of Common Stock or directorships in the Company, details of all options or any other entitlements to shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding in the Grantee’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of Common Stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing your consent may affect your ability to participate in the Plan.

14.	Miscellaneous.

a. Modification. This Award is documented by the records of the Committee or its delegate which shall be the final determinant of the number of RSUs granted and the conditions of this Agreement. The Committee may amend or modify this Award in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such Award, provided that no such amendment or modification shall materially and adversely impair your rights under this Agreement without your consent, unless the Committee reasonably determines that such amendment or modification is necessary to comply with Section 10D of the Exchange Act. Except as in accordance with the two immediately preceding sentences and Paragraph 17, this Agreement may be amended, modified or supplemented only by agreement of both parties as evidenced in writing or in electronic form as agreed to by the parties.

b. Governing Law. All matters regarding or affecting the relationship of the Company and its stockholders shall be governed by the General Corporation Law of the State of New York. All other matters arising under this Agreement including matters of validity, construction and interpretation, shall be governed by the internal laws of the State of New York, without regard to any state’s conflict of law principles. You and the Company agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement shall be heard or determined in any state or federal court sitting in New York, and you agree to submit to the jurisdiction of such courts, to bring all such actions or proceedings in such courts and to waive any defense of inconvenient forum to such actions or proceedings. A final judgment in any action or proceeding so brought shall be conclusive and may be enforced in any manner provided by law.

c. Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

d. Severability. Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

e. Impact Upon Termination of Employment. By voluntarily acknowledging and accepting this Award, you agree that no benefits accruing under the Plan will be reflected in any severance or indemnity payments that the Company may make or be required to make to you in the future, regardless of the jurisdiction in which you may be located.

15. Cooperation. You agree that in all events following your termination of employment you will cooperate in the effort to effect an orderly, smooth, and efficient transition of your duties and responsibilities to such individual(s) as the Enzo Companies may direct. You shall also cooperate with reasonable requests made by or on behalf of the Enzo Companies for information with respect to the operations, practices, and policies of the Enzo Companies or your former job responsibilities, including in connection with matters arising out of your service to the Enzo Companies without limitation and any litigation matters; provided, that following termination of your employment, the Enzo Companies will make reasonable efforts to minimize disruption of your other activities and will reimburse you for reasonable expenses incurred in connection with your cooperation. The requirements of this Paragraph 14 shall continue until the third anniversary of the Grant Date.

16. Confidentiality. You agree that you will not disclose the existence or terms of this Agreement to any other employees of the Company or third parties with the exception of your accountants, attorneys, financial advisors, spouse, or domestic partner, and shall ensure that none of them discloses such existence or terms to any other person, except as required by applicable law. If the existence or terms of this Agreement are disclosed by you other than as provided above, then at the discretion of the Company (i) RSUs, to the extent they remain subject to restriction, shall terminate automatically, (ii) you shall return to the Company all shares of Common Stock that you have not disposed of that were delivered pursuant to this Agreement within a period of one year prior to the date of such disclosure, reduced by a number of shares equal to the quotient of (A) any taxes paid in countries other than the United States with respect to the vesting or delivery of the RSUs covering such shares that are not otherwise eligible for refund from the taxing authority divided by (B) the Fair Market Value of a share of Common Stock on the date of the return of such shares, and (iii) with respect to any shares of Common Stock that you have disposed of that were delivered pursuant to this Agreement within a period of one year prior to the date of such disclosure, you shall pay to the Company in cash any financial gain you received with respect to such shares.

17. Amendment. By accepting this Award, you agree that the granting of the Award is at the discretion of the Committee and that acceptance of this Award is no guarantee that future Awards will be granted under the Plan. Notwithstanding anything in this Agreement or the Plan to the contrary, this Award may be amended by the Company without the consent of the Grantee, including but not limited to modifications to any of the rights granted to the Grantee under this Agreement, at such time and in such manner as the Company may consider necessary or desirable to reflect changes in law. The Grantee understands that the Company may amend, resubmit, alter, change, suspend, cancel, or discontinue the Plan at any time without limitation.

18. Plan Documents. A copy of the Plan can be requested from the Compensation Committee, c/o Corporate Secretary, Enzo Biochem, Inc., 527 Madison Ave., New York, New York 10022.

19. Electronic Delivery. By accepting this Award, you consent to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, grant or award notifications and agreements, account statements, and any other forms or communications related to this Award or the Plan) via Company e-mail or any other electronic system established and maintained by the Company or a third party designated by the Company.

20. Section 409A. Any payments under this Award are intended to comply with the short-term deferral rule set forth in Treasury Regulation §1.409A-(b)(4), and this Award shall be interpreted to effect such intent. Consistent with this intention, each amount payable under this Agreement shall be considered a separate payment for purposes of Section 409A of the Code, and shall paid in all events notwithstanding any other provision of this Agreement to the contrary not later than the fifteenth (15th) day of the third month following your first taxable year in which the payment is no longer subject to a substantial risk of forfeiture, as determined by the Committee consistent with Section 409A of the Code and any Treasury Regulations and other guidance issued thereunder. By signing this Agreement, you understand and agree that you are solely responsible for the payment of any taxes that may be imposed on amounts payable under this Award.

21. Employment Agreement. This Award is in full satisfaction of the Company’s obligations with respect to the inducement award of RSUs set forth in the Employment Agreement. If any provisions with respect to the inducement award of RSUs set forth in the Employment Agreement conflict with the provisions set forth in this Inducement Restricted Stock Unit Grant Notice and Agreement, the provisions set forth herein shall override such conflicting provisions set forth in the Employment Agreement.

Grant Acceptance:
Grantee

Date